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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-55022
Prospectus Supplement dated April 1, 2002
(to Prospectus dated May 14, 2001)

                             The Thaxton Group, Inc.

                        $75,000,000 of Subordinated Notes

                                 Interest Rates

     The table below sets forth the interest rates applicable to our daily notes and term notes issued or renewed on or after April 1, 2002 based on the dollar amount of the note. We may periodically change one or more of these rates. If we change any of the rates, the new rates, and their effective date, will be set forth in a supplement to the prospectus.

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                                                                      Interest Rates
                                  ---------------------------------------------------------------------------------------------
  Dollar Amount of                   Daily        1 Month       6 Month          12 Month         36 Month           60 Month
   Note Purchase                     Note           Note          Note             Note             Note               Note
   -------------                  -----------    ----------    -----------     ------------    -------------       ------------
Any amount between the
minimum investment and $50,000        6.50%         6.50%          7.25%           7.75%            7.75%              7.75%
Any amount over $50,000
but less than $100,000                6.75          6.75           8.00            8.00             8.00               8.00
Any amount over $100,000
but less than $500,000                7.00          7.00           8.00            8.00             8.00               8.00
Any amount over $500,000              7.50          7.50           8.00            8.00             8.00               8.00

     The interest rates listed above for our daily notes will be effective on April 1, 2002 and will be applicable to daily notes outstanding on that date and daily notes issued on or after that date. The interest rates applicable to our term notes outstanding on April 1, 2002 will not change prior to the maturity of those notes. The interest rates listed above will however apply to term notes issued or renewed on or after April 1, 2002.